Exhibit 99.B(d)(48)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Jennison Associates LLC

As of July 24, 2009, as amended April 1, 2010, March 28, 2012, November 13, 2020 and

April 10, 2025

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Long Duration Fund / Core Fixed Income Fund /Long Duration Credit Fund

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Jennison Associates LLC

By:	/s/ James Smigiel	By:	/s/ Brett D. Doan

Name:	James Smigiel	Name:	Brett D. Doan

Title:	Chief Investment Officer	Title:	Managing Director

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